Exhibit 99.1

BIO-TECHNE RELEASES FIRST QUARTER FISCAL 2024 RESULTS

Minneapolis/October 31, 2023/ Bio-Techne Corporation (NASDAQ: TECH) today reported its financial results for the first quarter ended September 30, 2023.

First Quarter FY2024 Highlights

●First quarter organic revenue increased by 2% (3% reported) to $276.9 million.

●GAAP earnings per share1) (EPS) was $0.31 versus $0.55 one year ago. Delivered adjusted EPS1) of $0.41 compared to $0.45 one year ago.

●Our ExoDx prostate test and GMP proteins continued their growth trajectories with test volume increasing 49% and revenue increasing 39%, respectively.

●Our ProteinSimple branded portfolio of instruments and consumables services increased 9% in the quarter and grew over 18% excluding China.

●Strong commercial execution in EMEA led to first quarter organic growth of 15% in the region.

●Cash flow generated from operations increased to $59.4 million, a 6% increase from the prior year.

●On October 19, 2023, announced the appointment of current Diagnostics and Genomics President, Kim Kelderman, as CEO effective February 1, 2024.

1)On November 29, 2022, the company executed a four-for-one split of Bio-Techne’s common stock in the form of a stock dividend to all shareholders of record on November 14, 2022. All references made to share or per share amounts in this press release have been retroactively adjusted to reflect the effects of the stock split.

The Company’s financial statements are prepared in accordance with accounting principles generally accepted in the United States (GAAP). Adjusted diluted EPS, adjusted net earnings, adjusted gross margin, adjusted operating income, adjusted tax rate, organic growth, adjusted operating margin, earnings before interest, taxes, depreciation, and amortization (EBITDA), and adjusted EBITDA are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Use of non-GAAP Adjusted Financial Measures.” A reconciliation of GAAP to non-GAAP financial measures is included in this press release.

"The Bio-Techne team continues to execute in a challenging market, with our durable portfolio delivering 2% organic growth despite the soft biotech funding environment and evolving macroeconomic landscape in China. Our European team’s performance was particularly impressive with 15% growth in the region,” said Chuck Kummeth, President and Chief Executive Officer of Bio-Techne. “We delivered these results with a continued focus on profitability, as our disciplined approach led to an adjusted operating margin of 31.4%, in-line with our expectations.”

Kummeth continued, “Our growth pillars continue to perform well, including 49% ExoDx Prostate test volume growth, a 39% increase in our GMP proteins business, as well as 9% growth in our ProteinSimple branded portfolio of instruments and consumables. In fact, excluding China, our ProteinSimple portfolio increased over 18% in the quarter.”

Kummeth concluded, “I also want to personally congratulate Kim Kelderman on his appointment as CEO effective February 1, 2024. I am looking forward to working with Kim in his interim role as Chief Operating Officer and will continue to support him as a Senior Advisor until my retirement on July 1, 2024. One thing is certain, Kim is inheriting an experienced and talented team, and I am confident he is the right leader to execute our strategic playbook and drive results going forward. I am excited for the future of Bio-Techne and believe our portfolio, strategy and leadership position the Company incredibly well for the future.”

First Quarter Fiscal 2024

Revenue

Net sales for the first quarter increased 3% to $276.9 million. Organic growth was 2% compared to the prior year, with acquisitions contributing 1% and foreign currency exchange having an immaterial impact.

GAAP Earnings Results

GAAP EPS was $0.31 per diluted share, versus $0.55 in the same quarter last year. GAAP operating income for the first quarter of fiscal 2024 decreased 1% to $55.9 million, compared to $56.3 million in the first quarter of fiscal 2023. Prior year GAAP EPS was favorably impacted by a non-recurring gain of $37.2 million on the sale of our ChemoCentryx investment and a non-recurring gain of $11.7 million on the sale of our Eminence investment. GAAP operating margin was 20.2%, compared to 20.9% in the first quarter of fiscal 2023. Current year GAAP operating margin was unfavorably impacted by the Lunaphore acquisition and by year-over-year increases in strategic growth investments.

Non-GAAP Earnings Results

Adjusted EPS decreased to $0.41 per diluted share compared to $0.45 in the same quarter last year. Adjusted operating income for the first quarter of fiscal 2024 decreased 7% compared to the first quarter of fiscal 2023. Adjusted operating margin was 31.4%, compared to 34.8% in the first quarter of fiscal 2023. Adjusted operating margin was unfavorably impacted by the acquisition of Lunaphore this year and other strategic growth investments.

Segment Results

Management uses adjusted operating results to monitor and evaluate performance of the Company’s business segments, as highlighted below.

Protein Sciences Segment

The Company’s Protein Sciences segment is one of the world’s leading suppliers of specialized proteins such as cytokines and growth factors, immunoassays, antibodies and reagents, to the biotechnology and academic research communities. Additionally, the segment provides an array of platforms useful in various areas of protein analysis. Protein Sciences segment’s first quarter fiscal 2024 net sales were $204.7 million, an increase of 2% from $199.9 million for the first quarter of fiscal 2023. Organic growth for the segment was 2%, with foreign currency exchange having an immaterial impact. Protein Sciences segment’s operating margin was 43.2% in the first quarter of fiscal 2024 compared to 43.0% in the first quarter of fiscal 2023.

Diagnostics and Genomics Segment

The Company’s Diagnostics and Genomics segment provides blood chemistry and blood gas quality controls, hematology instrument controls, immunoassays and other bulk and custom reagents for the in vitro diagnostic market. The Diagnostics and Genomics segment also develops and provides spatial biology products as well as exosome-based diagnostics for various pathologies, including prostate cancer. The Diagnostics and Genomics segment’s first quarter fiscal 2024 net sales were $72.8 million, an increase of 4% from $69.9 million for the first quarter of fiscal 2023. Organic revenue growth was flat for the first quarter of fiscal 2024, with acquisitions having a 3% impact and foreign exchange having a favorable impact of 1%. The Diagnostics and Genomics segment’s operating margin was 0.7% in the first quarter of fiscal 2024 compared to 12.4% in the first quarter of fiscal 2023. The segment’s operating margin decreased primarily due to the acquisition of Lunaphore this year along with other strategic growth investments and unfavorable product mix.

Conference Call

Bio-Techne will host an earnings conference call today, October 31, 2023 at 8:00 a.m. CDT. To listen, please dial 1-877-407-9208 or 1-201-493-6784 for international callers, and reference conference ID 13741775. The earnings call can also be accessed via webcast through the following link https://investors.bio-techne.com/ir-calendar.

A recorded rebroadcast will be available for interested parties unable to participate in the live conference call by dialing 1-844-512- 2921 or 1-412-317-6671 (for international callers) and referencing Conference ID 13741775. The replay will be available from 11:00 a.m. CDT on Tuesday, October 31, 2023, until 11:00 p.m. CST on Thursday, November 30, 2023.

Use of non-GAAP Adjusted Financial Measures:

This press release contains financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (GAAP). These non-GAAP measures include:

•	Organic growth
•	Adjusted diluted earnings per share
•	Adjusted net earnings
•	Adjusted tax rate
•	Adjusted gross margin
•	Adjusted operating income
•	Adjusted operating margin

• Earnings before interest, taxes, depreciation, and amortization (EBITDA)

• Adjusted EBITDA

We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

Our non-GAAP financial measure of organic growth represents revenue growth excluding revenue from acquisitions within the preceding 12 months, the impact of foreign currency, as well as the impact of partially-owned consolidated subsidiaries. Excluding these measures provides more useful period-to-period comparison of revenue results as it excludes the impact of foreign currency exchange rates, which can vary significantly from period to period, and revenue from acquisitions that would not be included in the comparable prior period. Revenues from partially-owned subsidiaries consolidated in our financial statements are also excluded from our organic revenue calculation, as those revenues are not fully attributable to the Company. There was no revenue from partially-owned consolidated subsidiaries for the quarter ended September 30, 2023 due to the sale of Changzhou Eminence Biotechnology Co., Ltd. (Eminence) in the first quarter of fiscal 2023. Revenue from partially-owned consolidated subsidiaries was $2.0 million for the year ended June 30, 2023.

Our non-GAAP financial measures for adjusted gross margin, adjusted operating margin, adjusted EBITDA, and adjusted net earnings, in total and on a per share basis, exclude stock-based compensation, the costs recognized upon the sale of acquired inventory, amortization of acquisition intangibles, acquisition related expenses inclusive of the changes in fair value of contingent consideration, and other non-recurring items including non-recurring costs, goodwill and long-lived asset impairments, and gains. Stock-based compensation is excluded from non-GAAP adjusted net earnings because of the nature of this charge, specifically the varying available valuation methodologies, subjection assumptions, variety of award types, and unpredictability of amount and timing of employer related tax obligations. The Company excludes amortization of purchased intangible assets, purchase accounting adjustments, including costs recognized upon the sale of acquired inventory and acquisition-related expenses inclusive of the changes in fair value contingent consideration, and other non-recurring items including gains or losses on legal settlements, goodwill and long-lived asset impairment charges, and one-time assessments from this measure because they occur as a result of specific events, and are not reflective of our internal investments, the costs of developing, producing, supporting and selling our products, and the other ongoing costs to support our operating structure. Additionally, these amounts can vary significantly from period to period based on current activity. The Company also excludes revenue and expense attributable to partially-owned consolidated subsidiaries in the calculation of our non-GAAP financial measures as the revenues and expenses are not fully attributable to the Company.

The Company’s non-GAAP adjusted operating margin and adjusted net earnings, in total and on a per share basis, also excludes stock-based compensation expense, which is inclusive of the employer portion of payroll taxes on those stock awards, restructuring, gain and losses from investments, as they are not part of our day-to-day operating decisions (excluding our equity method investment in Wilson Wolf as it is certain to be acquired in the future) and certain adjustments to income tax expense. Additionally, gains and losses from investments that are either isolated or cannot be expected to occur again with any predictability are excluded. Costs related to restructuring activities, including reducing overhead and consolidating facilities, are excluded because we believe they are not indicative of our normal operating costs. The Company independently calculates a non-GAAP adjusted tax rate to be applied to the identified non-GAAP adjustments considering the impact of discrete items on these adjustments and the jurisdictional mix of the adjustments. In addition, the tax impact of other discrete and non-recurring charges which impact our reported GAAP tax rate are adjusted from net earnings. We believe these tax items can significantly affect the period-over-period assessment of operating results and not necessarily reflect costs and/or income associated with historical trends and future results.

Investors are encouraged to review the reconciliations of adjusted financial measures used in this press release to their most directly comparable GAAP financial measures as provided with the financial statements attached to this press release.

Forward Looking Statements:

Our press releases may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Such statements involve risks and uncertainties that may affect the actual results of operations. The following important factors, among others, have affected and, in the future, could affect the Company’s actual results: the effect of new branding and marketing initiatives, the integration of new businesses and leadership, the introduction and acceptance of new products, the funding and focus of the types of research by the Company’s customers, the impact of the growing number of producers of biotechnology research products and related price competition,  general economic conditions, the impact of currency exchange rate fluctuations, and the costs and results of research and product development efforts of the Company and of companies in which the Company has invested or with which it has formed strategic relationships.

For additional information concerning such factors, see the section titled “Risk Factors” in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements we make in our press releases due to new information or future events. Investors are cautioned not to place undue emphasis on these statements.

Bio-Techne Corporation (NASDAQ: TECH) is a global life sciences company providing innovative tools and bioactive reagents for the research and clinical diagnostic communities. Bio-Techne products assist scientific investigations into biological processes and the nature and progress of specific diseases. They aid in drug discovery efforts and provide the means for accurate clinical tests and diagnoses. With thousands of products in its portfolio, Bio-Techne generated approximately $1.1 billion in net sales in fiscal 2023 and has approximately 3,200 employees worldwide. For more information on Bio-Techne and its brands, please visit www.bio techne.com.

Contact:	David Clair, Vice President, Investor Relations & Corporate Development

David.Clair@bio-techne.com

612-656-4416

BIO-TECHNE CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

(Unaudited)

	QUARTER
	ENDED
	9/30/2023	9/30/2022
Net Sales	$276,935	$269,655
Cost of sales	91,744	90,060
Gross margin	185,191	179,595
Operating Expenses:
Selling, general and administrative	105,331	99,375
Research and development	23,998	23,903
Total Operating Expenses	129,329	123,278
Operating income	55,862	56,317
Other income (expense)	(6,304)	47,399
Earnings before income taxes	49,558	103,716
Income taxes (benefit)	(1,435)	13,982
Net earnings, including noncontrolling interest	$50,993	$89,734
Net earnings attributable to noncontrolling interest	-	179
Net earnings attributable to Bio-Techne	$50,993	$89,555
Earnings per share1):
Basic	$0.32	$0.57
Diluted	$0.31	$0.55
Weighted average common shares outstanding1)
Basic	158,130	156,929
Diluted	161,940	162,172

1)Prior period share and per share amounts have been retroactively adjusted to reflect the four-for-one stock split effected in the form of a stock dividend in November 2022.

BIO-TECHNE CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)

(Unaudited)

	9/30/2023	6/30/2023
ASSETS
Cash and equivalents	$148,663	$180,571
Short-term available-for-sale investments	—	23,739
Accounts receivable, net	204,570	218,468
Inventories	186,080	171,638
Other current assets	52,164	27,066
Total current assets	591,477	621,482

Property and equipment, net	231,683	226,200
Right of use asset	102,277	98,326
Goodwill and intangible assets, net	1,548,347	1,407,382
Other assets	281,576	285,302
Total assets	$2,755,360	$2,638,692

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses	$78,912	$77,306
Contract liabilities	24,516	23,069
Income taxes payable	5,938	12,022
Contingent consideration payable	1,750	3,500
Operating lease liabilities - current	12,198	11,199
Other current liabilities	4,440	1,413
Total current liabilities	127,754	128,509

Deferred income taxes	83,134	88,982
Long-term debt obligations	440,000	350,000
Operating lease liabilities	97,332	93,766
Other long-term liabilities	9,394	10,919
Stockholders' equity	1,997,746	1,966,516
Total liabilities and stockholders' equity	$2,755,360	$2,638,692

BIO-TECHNE CORPORATION

RECONCILIATION OF ADJUSTED GROSS MARGIN PERCENTAGE

(Unaudited)

	QUARTER
	ENDED
	9/30/2023	9/30/2022
Gross margin percentage - GAAP	66.9%	66.6%
Identified adjustments:
Costs recognized upon sale of acquired inventory	0.0%	0.1%
Amortization of intangibles	4.3%	4.1%
Stock compensation expense - COGS	0.1%	0.1%
Impact of partially-owned consolidated subsidiaries1)	—%	0.0%
Gross margin percentage - Adjusted	71.3%	70.9%

1) Includes the quarterly results of the partially-owned consolidated subsidiary prior to the sale of this partially-owned consolidated subsidiary to a third party in the first fiscal quarter of 2023.

BIO-TECHNE CORPORATION

RECONCILIATION OF ADJUSTED OPERATING MARGIN PERCENTAGE

(Unaudited)

	QUARTER
	ENDED
	9/30/2023	9/30/2022
Operating margin percentage - GAAP	20.2%	20.9%
Identified adjustments:
Costs recognized upon sale of acquired inventory	0.0%	0.1%
Amortization of intangibles	7.2%	7.2%
Acquisition related expenses and other	(0.2)%	0.1%
Stock-based compensation, inclusive of employer taxes	4.2%	5.8%
Restructuring costs	0.0%	0.8%
Impact of partially-owned consolidated subsidiaries1)	—%	(0.1)%
Operating margin percentage - Adjusted	31.4%	34.8%

1) Includes the quarterly results of the partially-owned consolidated subsidiary prior to the sale of this partially-owned consolidated subsidiary to a third party in the first fiscal quarter of 2023. As disclosed in our use of Non-GAAP Adjusted Financial Measures, the adjusted operating margin percentages excludes partially-owned consolidated revenue and expense amounts. The excluded revenue attributable to partially-owned consolidated subsidiaries had no impact on the operating margin for the first quarter of fiscal 2024, and a (0.3%) impact for the comparative prior year.  The excluded operating (income)/loss had no impact on the operating margin for the first quarter of fiscal 2024, and 0.2% impact for the first quarter of fiscal 2023.

BIO-TECHNE CORPORATION

NON-GAAP ADJUSTED CONSOLIDATED NET EARNINGS and EARNINGS per SHARE

(In thousands, except per share data) (Unaudited)

	QUARTER
	ENDED
	9/30/2023	9/30/2022
Net earnings before taxes - GAAP	$49,558	$103,716
Identified adjustments attributable to Bio-Techne:
Costs recognized upon sale of acquired inventory	181	300
Amortization of intangibles	19,851	19,283
Amortization of Wilson Wolf intangible assets and acquired inventory	4,208	—
Acquisition related expenses and other	(442)	678
Gain on sale of partially-owned consolidated subsidiaries	—	(11,682)
Stock-based compensation, inclusive of employer taxes	11,494	15,458
Restructuring costs	89	2,170
Investment (gain) loss and other non-operating	(283)	(38,087)
Impact of partially-owned consolidated subsidiaries1)	—	(420)
Net earnings before taxes - Adjusted1)	$84,656	$91,416
Non-GAAP tax rate	22.0%	21.0%
Non-GAAP tax expense	$18,615	$19,197
Non-GAAP adjusted net earnings attributable to Bio-Techne1)	$66,041	$72,219
Earnings per share - diluted - Adjusted1,2)	$0.41	$0.45

1) Includes the quarterly results of the partially-owned consolidated subsidiary prior to the sale of this partially-owned consolidated subsidiary to a third party in the first fiscal quarter of 2023.

2) Prior period share and per share amounts have been retroactively adjusted to reflect the four-for-one stock split effected in the form of a stock dividend in November 2022.

BIO-TECHNE CORPORATION

NON-GAAP adjusted tax rate (In percentages)

(Unaudited)

	QUARTER
	ENDED
	9/30/2023	9/30/2022
GAAP effective tax rate	(2.9)%	13.5%
Discrete items	27.4	8.4
Impact of non-taxable net gain	—	1.6
Long-term GAAP tax rate	24.5%	23.5%
Rate impact items
Stock based compensation	(2.7)%	(3.1)%
Other	0.2	0.6
Total rate impact items	(2.5)%	(2.5)%
Non-GAAP adjusted tax rate	22.0%	21.0%

BIO-TECHNE CORPORATION

SEGMENT REVENUE

(In thousands)

(Unaudited)

	QUARTER
	ENDED
	9/30/2023	9/30/2022
Protein Sciences segment revenue	$204,655	$199,949
Diagnostics and Genomics segment revenue	72,797	69,904
lntersegment revenue	(517)	(198)
Consolidated revenue	$276,935	$269,655

BIO-TECHNE CORPORATION

SEGMENT OPERATING INCOME

(In thousands)

(Unaudited)

	QUARTER
	ENDED
	9/30/2023	9/30/2022
Protein Sciences segment operating income	$88,361	$85,942
Diagnostics and Genomics segment operating income	527	8,638
Segment operating income	88,888	94,580
Corporate general, selling, and administrative	(1,999)	(1,402)
Adjusted operating income	86,889	93,178
Cost recognized upon sale of acquired inventory	(181)	(300)
Amortization of intangibles	(19,851)	(19,283)
Acquisition related expenses and other	588	(297)
Impact of partially-owned consolidated subsidiaries1)	—	647
Stock-based compensation, inclusive of employer taxes	(11,494)	(15,458)
Restructuring costs	(89)	(2,170)
Operating income	$55,862	$56,317

1) Includes the quarterly results of the partially-owned consolidated subsidiary prior to the sale of this partially-owned consolidated subsidiary to a third party in the first fiscal quarter of 2023.

BIO-TECHNE CORPORATTON

RECONCILIATION OF GAAP NET INCOME TO ADJUSTED EBITDA

(In thousands)

(Unaudited)

	QUARTER
	ENDED
	9/30/2023	9/30/2022
Net earnings attributable to Bio-Techne	$50,993	$89,555
Net interest expense (income)	4,003	3,357
Depreciation and amortization	28,540	26,641
Income taxes (benefit)	(1,435)	13,982
EBITDA attributable to Bio-Techne	82,101	133,535
Costs recognized upon sale of acquired inventory	181	300
Acquisition related expenses and other	(442)	678
Amortization of Wilson Wolf intangible assets and acquired inventory	4,208	—
Gain on sale of partially-owned consolidated subsidiaries	—	(11,682)
Stock-based compensation, inclusive of employer taxes	11,494	15,458
Restructuring costs	89	2,170
Investment (gain) loss and other	(283)	(38,087)
Impact of partially-owned consolidated subsidiaries1)	—	(420)
Adjusted EBITDA	$97,348	$101,952

1)	Net earnings attributable to Bio-Techne excludes non-controlling interest of approximately 43% of the GAAP net earnings or loss for Eminence. To prevent double-counting the non-controlling interest component within our Adjusted EBITDA calculation, the amount accounts for both the non-controlling interest within the GAAP metric and the impact of partially-owned consolidated subsidiaries within our Non-GAAP adjusted consolidated net earnings table.

BIO-TECHNE CORPORATION

CONDENSED CASH FLOW

(In thousands)

(Unaudited)

	QUARTER
	ENDED
	9/30/2023	9/30/2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$50,993	$89,734
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	28,540	26,641
Costs recognized on sale of acquired inventory	181	300
Deferred income taxes	(11,591)	(4,767)
Stock-based compensation expense	10,093	14,461
Gain on sale of CCXI investment	—	(37,176)
Fair value adjustment to available-for-sale investments	(283)	(911)
(Gain) loss on equity method investment	2,382	—
Fair value adjustment to contingent consideration payable	(1,750)	(100)
Gain on sale of Eminence	—	(11,682)
Other operating activities	(19,182)	(20,419)
Net cash provided by (used in) operating activities	59,383	56,081
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of available-for-sale investments	23,759	14,509
Purchases of available-for-sale investments	—	(14,500)
Proceeds from sale of CCXI investment	—	73,219
Additions to property and equipment	(13,592)	(9,556)
Acquisitions, net of cash acquired	(166,426)	(101,184)
Distributions from (Investments in) Wilson Wolf	2,149	—
Proceeds from sale of Eminence	—	17,824
Net cash provided by (used in) investing activities	(154,110)	(19,688)
CASH FLOWS FROM FINANCING ACTIVITIES
Cash dividends	(12,654)	(12,545)
Proceeds from stock option exercises	14,394	11,950
Long-term debt activity, net	90,000	8,661
Re-purchases of common stock	—	(19,562)
Taxes paid on RSUs and net share settlements	(20,228)	(17,853)
Other financing activity	—	(2,457)
Net cash provided by (used in) financing activities	71,512	(31,806)
Effect of exchange rate changes on cash and cash equivalents	(8,693)	(11,897)
Net increase (decrease) in cash and cash equivalents	(31,908)	(7,310)
Cash and cash equivalents at beginning of period	180,571	172,567
Cash and cash equivalents at end of period	$148,663	$165,257